UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: (Date of earliest event reported): March 2, 2011
ION Geophysical Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12691 (Commission file number)	22-2286646 (I.R.S. Employer Identification No.)
2105 CityWest Blvd, Suite 400
Houston, Texas 77042-2839
(Address of principal executive offices, including Zip Code)
(281) 933-3339
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events
On March 2, 2011, R. Brian Hanson, Executive Vice President and Chief Financial Officer of ION Geophysical Corporation (the “Company”), adopted a stock trading plan in accordance with the requirements specified in Rule 10b5-1 of the Securities Exchange Act of 1934 and the Company’s policies with respect to sales by executives.
Rule 10b5-1 plans permit insiders to sell fixed portions of their holdings over a designated period of time by establishing the rearranged written plans at a time when they are not in possession of material non-public information. Such programs typically provide for regular selling of a predetermined, fixed number of company shares in order to gradually diversify the individual’s investment portfolio, minimize the market effect of share sales by spreading them out over an extended period of time and avoid concerns about initiating transactions while in possession of material, non-public information.
Mr. Hanson adopted the plan as part of his personal long-term investment strategy for asset diversification and liquidity. Mr. Hanson will have no control over the stock sales under the plan. The plan provides for the sale of up to a maximum of 22,500 shares of the Company’s common stock at prevailing market prices, subject to certain minimum price thresholds specified in the plan. The plan expires on March 30, 2012. Including the 22,500 shares subject to the plan, Mr. Hanson currently owns a total of 172,817 shares of the Company’s common stock and options to purchase an additional 365,000 shares of the Company’s common stock.
Sales under the plan will commence no earlier than April 4, 2011, and will be disclosed publicly through Form 4 and, if applicable, Form 144 filings with the Securities and Exchange Commission in accordance with applicable securities laws, rules and regulations. Except as may be required by law, the Company does not undertake any obligation to update or report any modification, termination, or other activity under the plan or any other plan that may be adopted by other officers or directors of the Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 3, 2011	ION GEOPHYSICAL CORPORATION
	By:	/s/ DAVID L. ROLAND
David L. Roland
Senior Vice President, General Counsel and Corporate Secretary

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